EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Shareholders & Board of Directors

Global Gold Royalty, Inc.

(Formerly known as, Branded Products, Inc.)

We consent to the use of our report dated February 27, 2021 with respect to the financial statements of Global Gold Royalty, Inc. as of December 31, 2019 and the related statements of operations, shareholders’ deficit and cash flows for the period from August 23, 2019 (inception) through December 31, 2020.

Michael Gillespie & Associates, PLLC

Seattle, Washington

March 17, 2021

/S/ Michael Gillespie & Associates, PLLC